WesternZagros Resources Ltd.

Form 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

WesternZagros Resources Ltd.

Suite 600, 440 – 2nd Avenue S.W.

Calgary, AB T2P 5E9

2.	Date of Material Change

November 4, 2014

3.	News Release

A news release disclosing the material change was issued through Marketwire on November 4, 2014 and subsequently filed on SEDAR.

4.	Summary of Material Change

WesternZagros Resources Ltd. (“WesternZagros” or the “Company”) was informed by its co-venturer and operator, Talisman (Block K44) B.V. (“Talisman”), that the Kurdistan Regional Government (“KRG”) has requested changes to the Kurdamir Development Plan (the “Development Plan”) that was submitted on August 31, 2014.

5.1	Full Description of Material Change

WesternZagros was informed by its co-venturer and operator, Talisman, that the KRG has requested changes to the Development Plan that was submitted on August 31, 2014. WesternZagros and Talisman plan additional consultation with the Ministry of Natural Resources of the KRG to refine the Development Plan. During this review period, operations on the Kurdamir Block and the drilling of the Kurdamir-4 well will be deferred. Future drilling plans will align with the redefined development plan once approved by the KRG.

5.2	Disclosure for Restructuring Transactions

Not Applicable.

6.	Reliance on subsection 7.1 (2) of National Instrument 51-102

Not Applicable.

7.	Omitted Information

Not Applicable.

8.	Executive Officer

Greg Stevenson

Chief Financial Officer

(403) 693-7007

9.	Date of Report

November 5, 2014

Forward-Looking Advisory

This Material Change Report contains certain forward-looking statements and forward-looking information (collectively referred to herein as “forward-looking information”) relating to, but not limited to, operational information, future testing and other development plans, and the timing and expected outcome associated with such activities. Forward-looking information typically contains statements with words such as “anticipate”, “estimate”, “expect”, “potential”, “could”, or similar words suggesting future outcomes. The Company cautions readers and prospective investors in the Company’s securities to not place undue reliance on forward-looking information as, by its nature, it is based on current expectations regarding future events that involve a number of assumptions, inherent risks and uncertainties, which could cause actual results to differ materially from those anticipated by WesternZagros.

Forward-looking information is not based on historical facts but rather on management’s current expectations and assumptions regarding, among other things, plans for and results of drilling activity and testing programs, future capital and other expenditures (including the amount, nature and sources of funding thereof), continued political stability, continued security in the Kurdistan Region, timely receipt of any necessary government or regulatory approvals, the Company’s continued ability to employ qualified staff and to obtain equipment in a timely and cost efficient manner, the participation of the Company’s co-venturers in joint activities and the ability to sell any future production and the prices to be received in connection therewith. Although the Company believes the expectations and assumptions reflected in such forward-looking information are reasonable, they may prove to be incorrect. Forward-looking information involves significant known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those anticipated by WesternZagros including, but not limited to, risks associated with the oil and gas industry (e.g. operational risks in exploration; inherent uncertainties in interpreting geological data; changes in plans with respect to capital expenditures; interruptions in operations together with any associated insurance proceedings; the uncertainty of estimates and projections in relation to costs and expenses and health, safety and environmental risks), the risk of commodity price and foreign exchange rate fluctuations, the uncertainty associated with negotiating with foreign governments, the risk of adverse determinations by governmental authorities, the risk of arbitrating and enforcing claims against entities that may claim sovereignty and other risks associated with international activity, including the lack of federal petroleum legislation and ongoing political disputes in Iraq and recent terrorist activities in Iraq in particular. For further information on WesternZagros and the risks associated with its business, please see the Company’s Annual Information Form dated March 13, 2014 which is available on SEDAR at www.sedar.com.

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